CHS ELECTRONICS, INC.

                    2000 NW 84TH AVENUE, MIAMI, FLORIDA 33122

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 20, 1999

                            -------------------------

To the Shareholders of CHS Electronics, Inc.

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of CHS Electronics, Inc., a Florida corporation (the "Company"), will be held at 10:00 a.m., local time, on Thursday, May 20, 1999, at the Miami Airport Hilton, 5101 Blue Lagoon Drive, Miami, Florida 33126, for the following purposes:

         (1)      To elect a board of nine directors;

         (2) The approval of amendments to the Company's Articles of Incorporation to create three classes of directors to serve for staggered terms and to increase the maximum number of directors to thirteen;

         (3) The approval of an amendment to the Company's Articles of Incorporation that provides that directors of the Company may be removed from office only for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote for the election of directors;

         (4) The ratification of the appointment of Grant Thornton LLP, as the Company's independent certified public accountants; and

         (5) The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on March 18, 1999 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors


                                          Claudio Osorio
                                          CHAIRMAN OF THE BOARD
Miami, Florida
April __, 1999

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              CHS ELECTRONICS, INC.

                         -------------------------------
                                 PROXY STATEMENT
                         -------------------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of CHS Electronics, Inc. (the "Company") of proxies from the holders of the Company's Common Stock, par value $.001 per share (the "Common Stock"), for use at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held at 10:00 a.m., local time, on May 20, 1999, at the Miami Airport Hilton, 5101 Blue Lagoon Drive, Miami, Florida 33126, or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), pursuant to the foregoing Notice of Annual Meeting of Shareholders.

         Shareholders should review the information provided herein in conjunction with the Company's 1998 Annual Report to Shareholders, which accompanies this Proxy Statement. The Company's principal executive offices are located at 2000 NW 84th Avenue, Miami, Florida 33122 and its telephone number is
(305) 908-7200.


                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone, and the Company may use the services of a proxy solicitation firm at a cost of up to $50,000. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.


                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1)      To elect a board of nine directors;

         (2) The approval of amendments to the Company's Articles of Incorporation to create three classes of directors to serve for staggered terms and to increase the maximum number of directors to thirteen;

         (3) The approval of an amendment to the Company's Articles of Incorporation that provides that directors of the Company may be removed from office only for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote for the election of directors;

         (4) The ratification of the appointment of Grant Thornton LLP, as the Company's independent certified public accountants; and

         (5) The transaction of such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted for the election of the nominees for director named below and in favor of the other matters presented. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board has set the close of business on March 18, 1999 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 56,171,934 shares of Common Stock outstanding. Only the holders of issued and outstanding shares of Common Stock are entitled to vote at the Annual Meeting. Shareholders do not have the right to cumulate their votes, and are entitled to one vote for each share held.

         The Company's bylaws provide that a majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken. Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

         Under the Florida Business Corporation Act (the "Act"), directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Other matters are approved if affirmative votes cast by the holders of the shares represented at a meeting at which a quorum is present exceed votes opposing the action, unless a greater number of affirmative votes or voting by classes is required by the Act or the Company's Amended and Restated Articles of Incorporation. Therefore, abstentions and broker non-votes have no effect under Florida law. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of the Record Date concerning the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the Named Executive Officers, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that all beneficial owners named below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                              NUMBER OF
                                                                SHARES       PERCENTAGE
                                                             BENEFICIALLY   BENEFICIALLY
             NAME OF BENEFICIAL OWNER(1)(2)(3)                   OWNED         OWNED
             ---------------------------------               -------------  ------------
Claudio Osorio(4)(5)                                           7,516,915        13.0%
Carsten Frank(6)                                               4,890,000         8.7%
Antonio Boccalandro(5)                                             8,269         *
Otto Gerlach (7)                                                  15,000         *
Bernd Karre                                                      512,247         *
Zbynek Kraus(8)                                                   19,500         *
Pierino Lardi(9)                                                  15,000         *
Donald D. Winstead(10)                                            15,000         *
Jean-Pierre Robinot                                                    0         *
Anthony Shalom                                                         0         *
Craig Toll(11)                                                   128,750         *
All officers and directors as a group (12 persons)            13,201,595        22.7%
Comtrad(4)(12)                                                 7,516,915        13.0%
Capital Growth Management Limited Partnership(13)              3,100,000         5.5%
Mellon Bank Corporation(14)                                    4,022,206         7.2%

--------------------
 *   Less than 1%

(1) The address for each of the executive officers and directors is 2000 N.W. 84th Avenue, Miami, Florida 33122, except for Carsten Frank which is 11 Silver Crest Road, House D, Silver Strand, Clearwater Bay, Hong Kong.
(2)  Except as noted, all shares are held beneficially and of record.
(3) Under Rule 13d-3 of the Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding as of the Record Date.
(4) Includes 1,902,255 shares held of record by Comtrad, Inc. ("Comtrad"), a wholly-owned subsidiary of Comtrad Holdings, Inc. ("CHI"), 3,531,787 shares held of record by CHI, 459,910 shares held of record by Penrose Trading Co. S.A. (a shareholder of CHI and of which Mr. Osorio has effective control), 15,000 shares of Company Common Stock owned by Mr. Osorio and currently exercisable options to purchase 1,607,963 shares held by Mr. Osorio. Claudio Osorio owns and controls a majority of the issued and outstanding capital stock of CHI. Based on the foregoing relationships and agreements, Claudio Osorio, CHI and Comtrad may be deemed to have shared voting and investment control over the above-indicated aggregate number of shares of Common Stock.

(5) Mr. Boccalandro holds currently exercisable options to purchase 7,969 shares of Common Stock. Mr. Boccalandro is a director of CHI, who serves at the discretion of Mr. Osorio as the controlling shareholder of CHI. Accordingly, Mr. Boccalandro disclaims any investment or voting control with respect to the Common Stock owned and controlled by CHI.
(6) Mr. Frank holds currently exercisable options to purchase 40,000 shares of Common Stock.
(7) Mr. Gerlach owns approximately 17% of the outstanding common stock of CHI and 17% of the shares of Class A common stock of CHI. Mr. Gerlach disclaims beneficial ownership of the shares of Common Stock held by CHI and Comtrad. Mr. Gerlach holds currently exercisable options to purchase 15,000 shares of Common Stock.
(8) Mr. Kraus is a shareholder of Penrose Trading Co. S.A. which is a shareholder of CHI and the Company. Mr. Kraus disclaims beneficial ownership of the shares of the Company held by Penrose Trading Co. S.A. and CHI. Mr. Kraus holds currently exercisable options to purchase 19,500 shares of Common Stock.
(9) Mr. Lardi is the holder of currently exercisable options to purchase 15,000 shares of Common Stock.
(10) Mr. Winstead is the holder of currently exercisable options to purchase 15,000 shares of Common Stock.
(11) Mr. Toll is the holder of currently exercisable options to purchase a total of 73,750 shares of Common Stock.
(12) The address for Comtrad and CHI is P.O. Box 660708, Miami Springs, Florida 33266.
(13) The address for Capital Growth Management Limited Partnership is One International Place, Boston, Massachusetts 02110. The information is based on a Schedule 13G dated February 8, 1999.
(14) The address for Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258. The information is based on a Schedule 13G dated January 29, 1999.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been met, except for Mr. Don Winstead, who filed a late report documenting certain transactions.

                              ELECTION OF DIRECTORS

         Nine persons are nominated for election as directors. Although the Company anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the Annual Meeting, the proxy will be voted for a substitute nominee chosen by Management, or the number of directors to be elected may be reduced in accordance with the Company's Bylaws.

         The following table sets forth certain information as to the persons nominated for election as directors of the Company at the Annual Meeting and the classes for which they are being nominated if the proposal creating three classes of directors is approved. If the proposal is not approved, then each director listed below is nominated to serve until the next Annual Meeting of Shareholders and until the director's successor is duly elected and qualified.

                                                                                                          DIRECTOR
                      NAME                           AGE             POSITION WITH THE COMPANY              SINCE
                      ----                           ---             -------------------------            --------
NOMINEES  FOR  ELECTION  TO CLASS I OF THE  BOARD
     FOR TERM TO EXPIRE IN 2000

Bernd Karre                                          54          Chief Operating Officer of Karma            1997
                                                                      Operations and Director

Pierino Lardi                                        50                      Director                        1997

Jean-Pierre Robinot                                  52      Chief Operating Officer-European Region         n/a
                                                                       and Director Nominee

NOMINEES  FOR  ELECTION  TO CLASS II OF THE BOARD
     FOR TERM TO EXPIRE IN 2001

Carsten Frank                                        35        Executive Vice President - Worldwide          1997
                                                                        Logistics and Director

Zbynek Kraus                                         45          General Manager of Czech Republic           1996
                                                                        Operations and Director

Anthony Shalom                                       49      Chief Operating Officer - Latin American        n/a
                                                                    Region and Director Nominee

NOMINEES  FOR  ELECTION TO CLASS III OF THE BOARD
     FOR TERM TO EXPIRE IN 2002

Antonio Boccalandro                                  31     Chief Officer of Mergers and Acquisitions,       1993
                                                                         Secretary and Director

Claudio Osorio                                       40       Chairman of the Board, Chief Executive         1993
                                                                       Officer and President

Donald D. Winstead                                   61                      Director                        1993

CLASS I DIRECTORS

         BERND KARRE has been a director of the Company since November 1997 and Chief Operating Officer of Karma Operations since July 1998. Mr. Karre served as Chief Executive Officer and President of Karma

International AG ("Karma") from October 1995 through August 1997. From 1990 through October 1995, Mr. Karre served as Managing Director of Karma's United Kingdom and France operations.

         PIERINO LARDI has been a director of the Company since May 1997. Mr. Lardi has been Chief Executive Officer and President of Banca Commerciale Lugano since 1995. Mr. Lardi served as Executive Vice President of United Overseas Bank from 1985 through 1995.

         JEAN-PIERRE ROBINOT is a director nominee and has been the Chief Operating Officer - European Region since March 1999. Mr. Robinot served as Senior Vice President - Sales and Operations for Seagate Corporation from March 1995 through July 1998. Prior to such service, Mr. Robinot served as Vice President - Sales and Operations for Seagate Corporation from 1988 through 1995.


CLASS II DIRECTORS

         CARSTEN FRANK has been a director of the Company since May 1997 and has been Executive Vice President-of Worldwide Logistics since January 1, 1999. From March 1, 1998 until December 31, 1998, Mr. Frank was Executive Vice President--Asian Region of the Company. From March 1997 until February 28, 1998, he was the Executive Vice President--European Region of the Company. Mr. Frank founded Frank & Walter in 1988 and has served as that company's Managing Director since its formation. Frank & Walter was acquired by the Company effective January 1997.

         ZBYNEK KRAUS has been a director of the Company since March 1996 and, since 1993, the General Manager of the Company's Czech Republic operation. From January to December 1996, Mr. Kraus served as Vice President--East European Region of the Company. From 1990 to 1993, he was an owner and the sales director of the Company's Czech Republic operation.

         ANTHONY SHALOM is a director nominee and has been the Chief Operating Officer - Latin American Region since March 1999. Mr. Shalom has been the President of Intcomex Corporation, a subsidiary of the Company, since 1989.

CLASS III DIRECTORS

         ANTONIO BOCCALANDRO has been the Chief Officer of Mergers and Acquisitions of the Company since August 1997 and has been a director and the Secretary of the Company since 1993. He was Treasurer of the Company from December 1993 to June 1995. He has also been employed in various capacities by Comtrad since 1988. Mr. Boccalandro became a director of Comtrad in 1990 and he has been a director of CHI since June 1994.

         CLAUDIO OSORIO (full name--Claudio Eleazar Osorio Rodriguez), the founder of the Company's current business and operations, has served as the Chairman of the Board, President and Chief Executive Officer of the Company since 1993. Mr. Osorio has served as President of Comtrad since 1988. Mr. Osorio is a director of Comtrad and the President and a director of CHI.

         DONALD D. WINSTEAD has been a director of the Company since 1993 and, except for the periods indicated below, has been self-employed as a business consultant since June 1991. Mr. Winstead served from October 1993 through July 1996 as the Chief Executive Officer and a director of Medical Resource Group Inc., a closely held Nevada corporation engaged in the business of medical equipment leasing and rental. For over three years prior to June 1991, Mr. Winstead was the Chairman of the Board and Chief Executive Officer of Netcor Inc., a company engaged in the manufacture and sale of communications equipment.

         Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company. Other than Claudio Osorio and Arturo Osorio, the Chief Operating Officer of the Latin American Region of the Company, who are brothers, there are no family relationships among any of the Company's executive officers, directors and significant employees.

         If the proposal to create three classes of directors is not adopted, the term of office of each director of the Company will end at the next annual meeting of the Company's shareholders or when his successor is elected and qualified.

         Comtrad and CHI have agreed to continue to vote their shares of Common Stock in favor of Mr. Frank's election to the Company's Board of Directors for so long as Mr. Frank continues to own at least 5% of the outstanding shares of the Common Stock. Comtrad and CHI have also agreed to vote their shares of Common Stock in favor of the election to the board of the Company of two nominees of the former owners of Karma International S.A., which was acquired by the Company on August 14, 1997, for so long as such owners continue to own at least 5% of the outstanding shares of the Common Stock. Mr. Karre has been nominated by the former owners of Karma International S.A.

         All of the Company's directors who are not employees of the Company receive $250 for attendance at each Board of Directors meeting and are reimbursed for travel expenses incurred to attend such meetings. Directors who are employees of the Company do not receive separate compensation for their service as directors. No separate payment is made for attending committee meetings.

         Officers of the Company serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company. Other than Claudio Osorio and Arturo Osorio, the Chief Operating Officer of the Latin American Region of the Company, who are brothers, there are no family relationships among any of the Company's executive officers, directors and significant employees.

         The Company has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for senior management, recommendations concerning the adoption of any compensation plans in which management is eligible to participate and grants of stock options or other benefits under such plans. The Chairman of the Audit Committee and the Compensation Committee each receive $25,000 per year. The members of both committees are Messrs. Gerlach, Lardi and Winstead. Mr. Winstead currently serves as Chairman of both committees. The Company does not have a Nominating Committee.

         During fiscal year 1998, the Board held 13 meetings. No director attended fewer than 75% of such meetings of the Board or any committee thereof during the period of such director's service except for Mr. Frank, who attended 69% of the meetings, and Mr.
Gerlach, who attended 62% of the meetings.


               PROPOSALS TO APPROVE AMENDMENTS TO ARTICLE V OF THE
           COMPANY'S ARTICLES OF INCORPORATION TO CREATE THREE CLASSES
                  OF DIRECTORS TO SERVE FOR STAGGERED TERMS AND
                       ONLY FOR CAUSE REMOVAL OF DIRECTORS

         A.       Number and Terms of Directors

         The Board of Directors proposes the adoption of an amendment and restatement of Article V of the Company's Articles of Incorporation as set forth in Exhibit A to this Proxy Statement. The following summary is qualified in its entirety by reference to the complete text of such Article V, which is included in Exhibit A to this Proxy Statement.

         The present Article V provides that the number of directors constituting the whole Board of Directors is to be not less than two nor more than nine, the exact number to be fixed from time to time by the Board of Directors. Article V, as amended, would provide for a Board of Directors, divided into three classes of directors serving staggered three-year terms with a minimum of three directors and a maximum of thirteen directors. Under proposed
Article V, one of the three classes, having approximately one-third of the directors, would be elected each year. The total number of directors and the number of directors constituting each class of directors (with each of the three classes being required to be as nearly equal as possible) would be fixed or changed, from time to time, by the Board of Directors within such authorized limits. Initially, however, members of all three classes would be elected at the 1999 Annual Meeting. If the proposed
Article V is adopted, the slate of nine directors proposed for election at the 1999 Annual Meeting would be elected for three separate classes as follows: three directors, constituting the "Class I Directors," would be elected to a term expiring at the 2000 Annual Meeting; three directors, constituting the "Class II Directors," would be elected for a term expiring at the 2001 Annual Meeting; and three directors, constituting the "Class III Directors," would be elected for a term expiring at the 2002 Annual Meeting. At each Annual Meeting beginning with the 2000 Annual Meeting, directors would be elected to succeed those whose terms expire, with each newly elected director to serve for a three-year term.

         Notwithstanding the maximum number of directors, which would be thirteen, proposed Article V further provides that when holders of any class of stock (other than Common Stock) have the right to elect a specified number of directors (such as is often required by the terms of preferred stock in the event dividend payments are in arrears for a period of time), then the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles of Incorporation applicable thereto, and such directors shall not be classified pursuant to Article V unless so provided. The Company's authorized capital presently consists of a class of Common Stock, par value $.001 per share, and a class of Preferred Stock, $.001 per share, of which Series A has been reserved for issuance pursuant to the Company's Shareholder Rights Plan.

B.       Removal of Directors

         The Board of Directors proposes the adoption of an amendment to Article V of the Company's Articles of Incorporation to include a provision providing for the removal of directors only on a for cause basis as set forth in Exhibit A to this Proxy Statement. The following summary is qualified in its entirety by reference to the complete text of such section, which is included in Exhibit A to this Proxy Statement.

         The Company's current Articles of Incorporation do not provide for specific procedures or conditions for the removal of directors. Accordingly, under the Florida Business Corporation Act, directors may be removed, with or without cause, by a majority vote of the shareholders. The proposed amendment provides for removal of directors for cause only and defines the term therein.

REASONS AND EFFECTS

         The Board of Directors believes that the adoption of the above-described amendments to Article V is advantageous to the Company and its shareholders because, by providing that directors will serve three-year terms rather than one-year terms, and that directors may only be removed from service for cause, the continuity and stability of the composition of the Company's Board of Directors and of the policies formulated by the Board will be enhanced. The Board believes that the assurance of continuity and stability are important to the success of the Company. The Board also believes that this, in turn, will permit it more effectively to represent the interests of all shareholders, including responding to circumstances created by demands or actions of a particular shareholder or group of shareholders.

         There have been a number of attempts by various individuals and entities to acquire significant minority positions in companies with the intent of obtaining actual control of the companies by electing their own slate of directors, or of achieving some other goal, such as the repurchase of their shares at a premium, by threatening to obtain such control These insurgents often can elect a company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company's outstanding shares entitled to vote. Proposed Article V may discourage such purchases because its provisions would operate to delay the purchaser's ability to obtain control of the Board in a relatively short period of time. The delay arises because under proposed Article V it will generally take a purchaser two annual meetings of shareholders to elect a majority of the Board and directors may only be removed from office for cause prior to reelection. However, the Board believes that an imminent threat of removal of the Company's management is likely to curtail the Board's ability to negotiate effectively with such insurgents. Moreover, management may also be deprived of the time and information necessary to evaluate any takeover proposal, to seek and study alternative proposals and to help ensure that the best price is obtained in any transaction which may ultimately be undertaken involving the Company.

         Since neither Florida law nor the Company's Articles of Incorporation or Bylaws requires cumulative voting, a holder of a block of stock of the Company constituting less than a majority of the outstanding shares will have no assurance of proportional representation on the Board.

         The adoption of proposed Article V may also deter certain mergers, tender offers or other future takeover attempts which some or a majority of holders of Common Stock may deem to be in their best interests. In addition, proposed Article V would delay shareholders who do not like the policies of the Board of Directors from removing a majority of the Board for two years, unless they can establish cause and obtain the requisite vote.

         The Board has no knowledge of any present effort to gain control of the Company or to organize a proxy contest. Moreover, there has been no problem in the past or at the present time with management's continuity or stability. The Board believes that it is prudent and in the interests of shareholders generally to provide the advantage of greater assurance of continuity of Board composition and policies which will result from the adoption of proposed Article V. The Board believes such advantages outweigh any disadvantages relating to discouraging potential acquirers from making an effort to obtain control of the Company.

         Under Florida law, the proposed amendments of the Articles of Incorporation require that the number of shares voting in favor of the amendment exceed those cast opposing the action.

        THE COMPANY RECOMMENDS A VOTE FOR THE ABOVE DESCRIBED PROPOSALS.

                               EXECUTIVE OFFICERS


         The executive officers of the Company, as of March 18, 1999, are as follows:

                NAME                     AGE                                  POSITION
                ----                     ---                                  --------
Claudio Osorio(1)................         40     Chairman of the Board, Chief Executive Officer and President
Carsten Frank(1).................         35     Executive Vice President--Worldwide Logistics and Director
Clifford Dyer(2).................         60     Executive Vice President--Latin American Region
Craig Toll.......................         50     Executive Vice President - Finance,  Chief  Financial  Officer and
                                                   Treasurer
Antonio Boccalandro(1)...........         31     Chief Officer of Mergers and Acquisitions, Secretary and Director

-----------------
(1) Reference is made to the description of the business experience of such individual set forth above under "Election of Directors," which is incorporated herein by reference.
(2)  Mr. Dyer is a key employee, but not an executive officer of the Company.


         CLIFFORD DYER has been the Executive Vice President--Latin American Region of the Company since August 1997. From January 1997 until July 1997 he was the Chief Operating Officer--Latin American Region. From February 1987 until it was acquired by the Company in October 1996, Mr. Dyer was President of Merisel Latin America, Inc. and was responsible for all Latin American operations. He was the founder in 1982 of the predecessor company to Merisel Latin America, Inc. Prior to 1982, Mr. Dyer was President of GTE Venezuela and held directorships in various companies.

         CRAIG TOLL has been the Executive Vice President-Finance of the Company since August 1997 and has been the Chief Financial Officer of the Company since July 1994 and its Treasurer since June 1995. Mr. Toll was self-employed as a consultant to CHS Promark from April 1994 to June 1994. For over five years prior to April 1994, Mr. Toll was a partner in the accounting firm of Deloitte & Touche.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid during the years indicated to the Company's Chief Executive Officer and to the other four most highly paid executive officers of the Company who were serving as such as December 31, 1998 (collectively, the "Named Executive Officers").

                                                                             LONG-TERM
                                                 ANNUAL COMPENSATION        COMPENSATION
                                               -----------------------      ------------
                                                                             SECURITIES
                                                                             UNDERLYING        ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR    SALARY($)      BONUS($)    OPTIONS/SARS (#)  COMPENSATION($)
     ---------------------------       ----    ---------      --------    ----------------  ---------------
Claudio Osorio,                        1998    818,000               0          500,000         13,000
    Chief Executive Officer and        1997    750,000       1,030,180        1,526,259         63,850
    President                          1996    350,000         324,375          648,741         50,000

Craig Toll,
     Executive Vice President of       1998    346,925               0           30,000             -0-
     Finance, Chief Financial          1997    225,000         279,000           60,000             -0-
     Officer and Treasurer             1996    191,567          75,000           30,000             -0-

Carsten Frank,
     Executive Vice President -        1998    350,000         150,000           30,000             -0-
     Worldwide Logistics               1997    350,000         159,293          120,000             -0-

Clifford Dyer,
     Executive Vice President -Latin   1998    300,000               0           30,000             -0-
     American Region                   1997    391,966          17,500           45,000             -0-
                                       1996     46,154(1)        7,500(1)            -0-            -0-

Pasquale Giordano,
     Executive Vice President          1998    446,295          51,000           30,000         31,900
     -European, Middle Eastern and
     Asian Region(2)

--------------------
(1) Represents compensation received from the Company for the three-month period commencing October 1, 1996, the date Mr. Dyer became employed by the Company.
(2)  Mr. Giordano resigned effective March 18, 1999

EMPLOYMENT ARRANGEMENTS

         The Company has entered into employment agreements with Messrs. Claudio Osorio, Toll and Frank. Mr. Osorio's and Mr. Frank's agreements expire on January 1, 2000, Mr. Toll's agreement expires July 1, 1999. The agreements provide for automatic extensions of one year each unless either the Company or the employee provides written notice 60 days prior to the renewal date. The agreements for Messrs. Osorio (as amended), Toll (as amended) and Frank (as amended) provide for annual salaries of $750,000, $250,000 and $350,000, respectively, and in the case of Mr. Osorio, requires him to devote substantially all of his time and attention to the business and affairs of the Company, and, in the case of Messrs. Toll and Frank, requires them to devote their full time and attention to the business and affairs of the Company. In 1998, Mr. Osorio's bonus arrangement provided for a bonus of up to $1,250,000 based upon the Company's earnings to sales and earnings per share ratios, of which he received $0. Mr. Frank's arrangement provides for a bonus up to $700,000 (with a minimum bonus of $150,000) based upon the results of the operations of the Company which he supervises. The agreements also provide that upon termination of employment without "cause" or termination by the executive for "good reason" (which includes a change of control of the Company), the executive is entitled to receive, in addition to all accrued or earned but unpaid salary, bonus or benefits, an amount equal to two and one-half times base salary paid to the executive during the last full year prior to termination of employment, together with an amount equal to the bonus paid to the executive in the prior year multiplied by a fraction, the numerator of which is the number of days elapsed in the then current year through termination and the denominator of which is 365. The agreements also provide that the executive will not compete with the Company during his employment and for two years thereafter unless the Company terminates the executive without "cause" or the executive terminates his employment for "good reason."

         Under the terms of the Company's employment agreement with Cliff Dyer, Mr. Dyer is employed as Executive Vice President-Latin American Region of the Company for a two year period commencing July 1, 1997. Pursuant to the agreement, Mr. Dyer's salary is $300,000. Mr. Dyer's employment agreement provides for various additional benefits, and entitles him to participate in all insurance plans offered to executive officers by the Company. Upon Mr. Dyer's death, his estate will continue to receive his compensation for the shorter of the balance of the term of the agreement, or six months. The agreement provides that upon termination of employment by the Company without cause, or if there is a change of control of the Company, Mr. Dyer will be entitled to receive compensation for the balance of the term of the agreement, and any stock options granted to him will vest immediately. The agreement also provides that Mr. Dyer will not compete with the Company during his employment and for two years thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee during 1998 were Donald D. Winstead, Chairman, Otto Gerlach and Pierino Lardi. None of these persons has previously served as an officer or employee of the Company or any of its subsidiaries.

         Otto Gerlach holds, indirectly, 11.8% of the outstanding common stock of CHI and 16.7% of the shares of Class A common stock of CHI which, subject to the claims of certain creditors, have a liquidation preference on the 1,447,500 shares of Company stock owned by Comtrad. In the past, the Company has engaged in numerous transactions with Comtrad. See "Certain Transactions."

OPTION GRANTS DURING 1998

         OPTION GRANTS TABLE. The following table sets forth certain information concerning grants of stock options made during 1998 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights in 1998.

                                    INDIVIDUAL OPTION GRANTS IN 1998
---------------------------------------------------------------------------------------------------------
                                 SHARES OF
                               COMMON STOCK                                  % OF TOTAL
                                UNDERLYING                                    GRANTED      ALTERNATIVE
                                  OPTIONS         OPTION       EXPIRATION        TO        GRANT DATE
             NAME                 GRANTED        PRICE($)         DATE       EMPLOYEES     VALUE(1)($)
             ----              ------------      --------      ----------    -----------   -----------
Claudio Osorio                     25,211         21.69          6/9/08          1.6%        318,163
                                  184,845         21.69          6/9/08         11.8%      2,332,744
                                   72,112         21.69          6/9/08          4.6%        910,053
                                    5,092         21.69          6/9/08          0.3%         64,261
                                  150,240         21.69          6/9/08          9.6%      1,896,029
                                   62,500         21.69          6/9/08          4.0%        788,750


Craig Toll                         30,000         21.69          6/9/08          1.9%        378,600

Carsten Frank                      30,000         21.69          6/9/08          1.9%        378,600

Clifford Dyer                      30,000         21.69          6/9/08          1.9%        378,600

Pasquale Giordano                  30,000         21.69          6/9/08          1.9%        378,600

-------------------------

(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on certain assumptions as to variables such as interest rates, stock price volatility and future dividend yields. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES

         The following table sets forth information with respect to: (i) the exercise in 1998 of options to purchase Common Stock by the named Executive Officers; (ii) the number of unexercised options held by the Named Executive Officers as of December 31, 1998; and (iii) the value as of December 31, 1998 of unexercised in-the-money options.


                                      VALUE
                                    REALIZED
                                     (MARKET         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                       SHARES       PRICE AND   UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                      ACQUIRED      EXERCISE          AT DECEMBER 31, 1998         AT DECEMBER 31, 1998($)(1)
                         ON       LESS EXERCISE ------------------------------    -----------------------------
                      EXERCISE      PRICE)($)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                     ----------   -------------   -----------    -------------    -----------     -------------
Claudio Osorio              -0-          -0-       1,607,963         741,994        2,424,515        1,375,874
Craig Toll              15,000        277,500         73,750          82,500          638,259          243,838
Carsten Frank               -0-          -0-          40,000         110,000          123,438          246,875
Clifford Dyer               -0-          -0-          24,000          69,000          131,190          205,253
Pasquale Giordano           -0-          -0-          56,014          67,500          507,650          148,125

--------------------

(1) Based on a December 31, 1998 value of $16.94 per share. Value is calculated by multiplying: (a) the difference between $16.94 and the option exercise price by (b) the number of Common Shares underlying the options. Market value of shares covered by in-the-money options on December 31, 1998, less option exercise price.


                          COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE ROLE

         The Compensation Committee of the Board is responsible for making recommendations to the Board concerning the salaries of executive officers. The Compensation Committee is also responsible for overseeing other forms of compensation and benefits to other senior officers. The Compensation Committee's responsibilities include the review of salaries, benefits and other compensation of senior officers and making recommendations to the full Board with respect to these matters.

COMPENSATION POLICY

         The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term growth objectives and its ability to attract and retain qualified executive officers. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries with: (a) bonuses based on corporate performance and on the achievement of internal strategic objectives; and (b) stock options and awards through the Company's Directors and Officers Stock Option Plan or other plans, as appropriate. The Compensation Committee believes that cash compensation in the form of salary and bonus provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options and other stock incentives encourages growth in management stock ownership, which in turn leads to the expansion of management's stake in the long-term performance and success of the Company. With regard to the Internal Revenue Code provision limiting the deductibility of compensation to certain executive officers in excess of $1 million, the Company intends to cause the compensation paid to its executive officers to be deductible by the Company.

BASE SALARY

         In 1998, the Compensation Committee approved, and ultimately the Board approved, compensation arrangements for Messrs. Osorio, Frank, Dyer, Boccalandro, Giordano and Toll defining their base salary. The base salaries of other senior officers were determined by Mr. Giordano, with respect to the Company's subsidiaries in Europe, by Mr. Frank, with respect to Asia, and by Mr. Dyer, with respect to CHS Latin America, with Mr. Osorio providing a review of these base salary amounts.

BONUSES

         In 1998, Messrs. Osorio, Frank, Giordano and Dyer were subject to bonus compensation pursuant to a Company bonus plan and Mr. Toll and Mr. Boccalandro were subject to a bonus award at the discretion of the Compensation Committee. In addition, certain senior officers and managers of subsidiaries were subject to bonus compensation based on achieving certain operating goals specific to their area of responsibility. The plan provides for bonuses based on performance of the Company against established targets, taking into account the operating responsibilities of each of these individuals.

STOCK OPTION AWARDS

         The Company's 1994 Incentive Stock Option Plan, Directors and Officers 1997 Stock Option Plan and 1996 and 1997 Chief Executive Officer Stock Option Plans (collectively such plans are referred to herein as the "Company Option Plans") are designed to align directors', officers' and shareholders' interests in the enhancement of shareholder value. Stock options and other equity based awards are granted under the Company Option Plans by the non-employee members of the Board. The Compensation Committee strongly believes that the interest of the directors, officers and shareholders become more closely aligned when such directors and officers of the Company are provided an opportunity to acquire a proprietary interest in the Company through ownership of the Company's Common Stock. Accordingly, key employees of the Company, including directors and officers, as part of their overall compensation package, are eligible for participation in certain of the Company Option Plans. Because no benefit is received unless the Company's stock price performs favorably, awards under the Company Option Plans are intended to provide incentives for directors and officers to enhance long-term Company performance, as reflected in stock price appreciation, thereby increasing shareholder value. The Compensation Committee believes that stock option awards provide incentives for continued growth. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. In prior years, option grants were made to key employees of companies upon their acquisition. The Committee has modified the policy and options are granted based upon management positions with those employees who are branch managers, those reporting to branch managers and those employees who are senior to those two categories being eligible for grants. Other employees are eligible to participate in the Company's 1998 Employee Stock Purchase Plan.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The Compensation Committee considered a number of factors in determining the compensation to be paid to the Company's Chief Executive Officer, including levels generally paid to executives in the Company's industry, the Company's performance to date, the Chief Executive Officer's contribution to the Company's development and the Company's short- and long-term prospects.

                                  COMPENSATION COMMITTEE
                                  Donald D. Winstead, Chairman
                                  Otto Gerlach
                                  Pierino Lardi


                              CERTAIN TRANSACTIONS

         At December 31, 1998, the Company carried a receivable from Comtrad and CHI in the amount of $20.7 million. In 1998, this receivable was evidenced by a promissory note which Comtrad and CHI collateralized with all of their net assets. The principal asset of Comtrad and CHI is shares of CHS Common Stock. The interest rate charged on the promissory note is the prime rate. The amount is due upon demand. Interest charged to Comtrad was $1,393,000 in 1998. At December 31, 1998, the collateral was sufficient to liquidate the indebtedness due the Company. On March 19, 1999, the market value of the CHS shares was computed to be insufficient and in the event market conditions do not improve, the Company will have to arrange for additional collateral or establish a valuation reserve up to the full amount of the receivable.

         Carsten Frank, a director, officer and shareholder of the Company, has ownership interests and control over other companies that do business with the Company. The accompanying financial statements include the following transactions and balances which relate to Mr. Frank or his related entities (amounts in thousands):

                                                                           1998                      1997
                                                                           ----                      ----
           Sales to such related parties                                $57,034                  $102,724
           Purchases from such related parties                            5,004                    57,376
           Commissions paid to such related parties                       2,054                    10,116
           Rebates received from such related parties                     4,000                    11,163
           Due from the individual above                                  2,178                        --
           Net amount due the Company                                     8,088                    12,193


         The rebates received pertain to vendor rebates passed from such related parties to the Company.

         In an agreement dated December 1998 and subsequently amended in March 1999, CHS acquired certain of these companies for the net of 1.7 million shares of common stock and $4.0 million in cash. In connection with the acquisitions, the Company recorded goodwill of $32.7 million. In January 1999, the Company acquired for $5.4 million the remaining entity which had transactions with the Company. The Company expects a significant reduction in such transactions in the future.

         During 1998, the Company sold two companies and rights to entities in which Mr. Frank has a minority ownership interest. The companies and rights sold were ancillary operations acquired as part of the acquisition of Frank & Walter in January 1997. The companies were sold for cash of $6.7 million, all of which was collected during 1999. The gain of $6.9 million was included in operating expenses in the accompanying consolidated statement of earnings. The after tax profit on the sales was $3.8 million.

                                PERFORMANCE GRAPH

         Set forth below is a graph comparing the cumulative shareholder returns from an assumed $100 investment in the Company's Common Stock, including reinvestment of dividends, from August 15, 1994 through December 31, 1998 with
(i) the Company's 1998 peer group* and (ii) the S&P 500. The Company did not pay any dividends on its Common Stock during this period.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                          AMONG CHS ELECTRONICS, INC.,
                        A 1998 PEER GROUP AND THE S&P 500

         The Comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.








--------------------
* The 1998 Peer Group is comprised of the following companies: Ingram Micro, Inc., Savoir Technologies, Inc., Liuski Int'l. Inc., Tech Data Corp., Marshall Industries, Inc., Merisel, Inc., Southern Electronics Corp., Ameriquest Technologies, Inc., United Stationers, Inc. and Bell Microproducts, Inc. Gbc Technologies, Inc., which was included in the Company's 1996 Proxy Statement, is no longer included as part of the Company's Peer Group as it is no longer a publicly traded company.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of the Company has selected the firm of Grant Thornton LLP as the independent certified public accountants of the Company for the current fiscal year. Although the selection of Grant Thornton LLP as the independent certified public accountants of the Company does not require ratification by the Company's shareholders, the Board considers it appropriate to obtain such ratification. Accordingly, the vote of the Company's shareholders on this matter is advisory in nature and has no effect upon the Board's appointment of an accountant, and the Board may change the Company's accountant at any time without the approval or consent of the shareholders. The Board proposes and unanimously recommends that the shareholders ratify the selection of Grant Thornton LLP.

         If the shareholders do not ratify the selection of Grant Thornton LLP by the affirmative vote of the holders of a majority of votes cast by the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will investigate the reason for shareholder rejection and the Board will reconsider the appointment.

         Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.


                               GENERAL INFORMATION

         OTHER MATTERS. The Board does not intend to present any matter for action at this Meeting other than the matters described in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

         SHAREHOLDER PROPOSALS. Any shareholder who intends to present a proposal at the Company's 2000 Annual Meeting of Shareholders and who wishes to have their proposal included in the Company's Proxy Statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Secretary of the Company in writing not later than December __, 1999.

         Under the Company's Amended and Restated Bylaws, nominations for director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice to the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of the preceding year's annual meeting. For the Company's meeting in the year 2000, the Company must receive this notice on or after ________, 1999, and on or before _____________. Nominations which are timely received will be considered by the Nominating Committee of the Board of Directors.

         The Amended and Restated Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the board or by a shareowner entitled to vote who has delivered notice to the Company (containing certain information specified in the Amended and Restated Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. Therefore, any shareholder proposal submitted other than for inclusion in the Company's proxy materials must be received within the time limits or will be considered untimely.

         A copy of the full text of the Amended and Restated Bylaws provisions discussed above may be obtained by writing to the Corporate Secretary at 2000 N.W. 84th Avenue, Miami, Florida 33122.

                                         By Order of the Board of Directors,

                                         CLAUDIO OSORIO
                                         CHAIRMAN OF THE BOARD
Miami, Florida
April __, 1999

                                    EXHIBIT A

                            PROPOSED ARTICLE V OF THE
                          ARTICLES OF INCORPORATION OF
                              CHS ELECTRONICS, INC.

                CLASSIFIED BOARD OF DIRECTORS AND RELATED MATTERS

         Article V of the Articles of Incorporation is proposed to be amended to read in its entirety as follows:

                  "For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its shareholders or any class thereof, as the case may be, it is further provided:

                  1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be not fewer than three or more than thirteen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1999 Annual Meeting of Shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding Annual Meeting of Shareholders beginning at the 2000 Annual Meeting, successors to the class of directors whose term expires at the Annual Meeting shall be elected for a three-year term. A director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

                  2. Newly created directorships resulting from any increase in the authorized number of directors or vacancies on the Board of Directors resulting from death, resignation, retirement, disqualifications, removal from office or any other cause shall be filled only by a majority of the remaining directors then in office, even if less than a quorum or by the sole remaining director.

                  3. The directors of any class of directors of the Corporation may be removed from office by the shareholders only for cause and only in the manner provided in this Section. At any annual meeting or special meeting of stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of at least 75% of the votes of the shares at the time entitled to vote in the election of any directors, voting together as a single class, may remove such director or directors for cause. Except as may be provided by applicable law, cause for removal will be deemed to exist only if the director whose removal is proposed has been adjudged by a court of competent jurisdiction to be liable to the Company or its shareholders for misconduct as a result of (a) a breach of such director's duty of loyalty to the Company, (b) any act or omission by such director not in good faith or which involves a knowing violation of law, or (c) any transaction from which such director derived an improper personal benefit, and such adjudication is no longer subject to direct appeal.

                  4. Whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right to vote separately by class or series to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

                  5. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of this Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Articles, the Bylaws of the Corporation or otherwise), the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding voting stock shall be required to adopt any provision inconsistent with, or to amend or repeal this Article V.

                              CHS ELECTRONICS, INC.

                        THIS PROXY IS SOLICITED ON BEHALF
                       OF THE COMPANY'S BOARD OF DIRECTORS

                                  COMMON STOCK

The undersigned, a holder of Common Stock of CHS Electronics, Inc., a Florida Carolina corporation (the "Company"), hereby appoints Claudio Osorio and Craig Toll, as proxy for the undersigned, with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders of the Company, to be held on Thursday, May 20, 1999, at 10:00 a.m., local time, at the Miami Airport Hilton, 5101 Blue Lagoon Drive, Miami, Florida 33126 and at any adjournment(s) or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE OTHER PROPOSALS SET FORTH.

(1) ELECTION OF ANTONIO BOCCALANDRO, CARSTEN FRANK, BERND KARRE, ZBYNEK KRAUS PIERINO LARDI, CLAUDIO OSORIO, JEAN-PIERRE ROBINOT, ANTHONY SHALOM, DONALD D. WINSTEAD as directors.

                  [  ]     VOTE FOR all nominees listed above, except vote
                           withheld from the following nominees (if any):

                  [  ]     VOTE WITHHELD from all nominees listed above.

                  [  ]     ABSTAIN

         (2) The approval of amendments to the Company's Articles of Incorporation to create three classes of directors to serve for staggered terms and to increase the maximum number of directors to thirteen.

[  ] FOR    [  ] AGAINST   [  ] ABSTAIN

         (3) The approval of an amendment to the Company's Articles of Incorporation that provides that directors of the Company may be removed from office only for cause and only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of the Company entitled to vote for the election of directors.

[  ] FOR    [  ] AGAINST   [  ] ABSTAIN

         (4) The ratification of the appointment of Grant Thornton LLP, as the Company's independent certified public accountants.

[  ] FOR    [  ] AGAINST   [  ] ABSTAIN

         (5) The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

(see reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 'FOR' ALL OF THE PROPOSALS.

                                          Dated _________________________ , 1999

                                              __________________________________
                                                           (Signature)

                                              __________________________________
                                                 (Signature if held jointly)

IMPORTANT: Please sign exactly as your name appears and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.